EXHIBIT 10.2

Adrian Steeples

Expatriate Agreement

October 12, 2017

The following Expatriate Agreement (“Agreement”), effective the date of Closing, is contingent on and subject to the closing of the transaction contemplated in the April 4, 2017 Share Purchase Agreement by and among Global Houghton LTD., Quaker Chemical Corporation, Gulf Houghton Lubricants LTD., the Other Sellers Parties Hereto, and Gulf Houghton Lubricants LTD. (the “Closing”). In no event shall this Agreement become effective prior to the Closing, and in the event the Closing does not occur, this Agreement shall be of no force and effect and shall be treated as if never executed. The Agreement is made a part of the Employment Agreement between Quaker (“Quaker” or the “Company”) and you, dated December 7, 2010 (the “Employment Agreement”). The terms outlined in this Agreement supersede and replaces specific terms outlined in the Expatriate Agreement dated July 1, 2013.

Assignment:

Your assignment will begin within two months of Closing and is expected to run through the end of four years from the beginning of your assignment. The Company at its sole discretion may reduce the length of the assignment to less than the duration listed above. At the end of the assignment, you will be repatriated to the Quaker Europe region where every effort will be made to return you an equivalent level executive position, or if a position is not available in Quaker Europe every effort will be made to find you a comparable position in another of Quaker’s regions. However, you will not be required to take a position outside of the Quaker Europe region unless mutually agreeable.

Appointment:

Quaker agrees to continue to employ you, and you agree to continue to serve as Quaker’s Senior Vice President and Managing Director – EMEA. You shall perform all duties consistent with such position as well as any other duties that are assigned to you from time to time by the Chief Executive Officer of Quaker. You agree that you will, during the term of this Agreement or any extension or renewal thereof, devote your knowledge, skill, and working time solely and exclusively to the business and interests of Quaker.

Compensation and Benefits:

Effective the date of Closing your base monthly salary will be increased to £20,039.00 gross (subject to all applicable withholding) which represents an annualized amount of £240,468.00.

Your base monthly salary of £20,039.00 may be paid in GBP, EUR, or a combination thereof. Initially, 80% of your monthly salary will be paid in GBP (£16,031.20) and 20% will be converted into EUR using the FX exchange rate as of the date of Closing. For the duration of the assignment, any amounts paid in EUR will be converted using the FX exchange rate as of the date of Closing. Your base monthly salary of £20,039.00 will remain unchanged unless adjusted consistent with Quaker’s then current practice for reviewing executive officers’ salaries and performance.

You will be eligible for your next base monthly salary increase in March, 2019, consistent with Quaker’s current practice for reviewing executive officers’ salaries and performance.

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Adrian Steeples

October 12,  2017

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For your position, you are eligible to participate in the Global Annual Incentive Plan (“GAIP”) with target and maximum award percentages for 2018 under the GAIP of 50% and 100%, respectively, of your base salary, dependent upon Quaker’s financial results and personal objectives to be determined.

Under Quaker’s Long-Term Incentive Plan, you will participate at Level 1 with the awards to be annually approved by the Compensation and Management Development Committee of the Board of Directors of Quaker.  Both of the aforementioned incentive Plans may be amended by the Board of Directors at any time including eligibility to participate in any given incentive plan, the level of participation in any Quaker incentive plan, and the terms and conditions of any Quaker incentive plan.  Any changes to those Plans, including participation levels, shall not affect any of the other terms and conditions hereof or of your Employment Agreement, including, without limitation, the covenants contained in the “Provisions to Protect The Company’s Interests”, which is attached to your Employment Agreement. Your award for the 2018-2020 performance period includes an even mix of time-based restricted stock, stock options, and a cash award. The value, at a target level, is approximately $170,000.00 USD.

Monthly Payment in Lieu of Pension:

             Effective the date of Closing through the final full month of your assignment, you will receive a monthly payment in the amount of 12.9% of your regular monthly GBP base salary as a payment in lieu of participation in a pension plan. This payment will be converted to EUR using the FX conversion at the end of the prior business day in which the regular Quaker Netherlands’s pay is processed. These payments will be subject to all normal withholdings.

Transportation:

You will be eligible for a company automobile for business and personal use consistent with Quaker – Netherlands practice applicable to such benefit as the same may be revised from time to time.

Medical Coverage:

You and your eligible dependent will be eligible for the international CIGNA medical and dental benefits plans while on assignment in The Netherlands.

Household Goods:

Quaker will provide for the shipping of your household goods by air, at the end of the assignment, each for up to a maximum of 5,5cbm gross or 78 cubic feet of goods whichever is deemed the greater. At your request, you are eligible for the cost of reasonable storage for household goods to be stored within your home country until the end of your assignment.

Personal Income Tax Filing Preparation:

Quaker will provide for the cost of your personal income tax filing preparation for United Kingdom and The Netherlands for each calendar year while on assignment.

Stock Grant:

Upon Closing and pursuant to the terms of a separate restricted stock grant agreement, Quaker will grant to you approximately $150,000.00 USD in restricted stock, based on the closing price of Quaker’s common stock as of the Closing. This award will vest three years from the Closing.

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Adrian Steeples

October 12, 2017

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Expatriate Assignment Allowance:

Effective the date of Closing through the final full month of your assignment, you will be eligible for  a monthly expatriate assignment allowance of £5,300.00.  This monthly amount will remain unchanged during the duration of the assignment. This amount will be converted to EUR using the FX conversion at the end of the prior business day in which the regular Quaker Netherlands’ pay is processed.  On a monthly basis, Quaker will pay directly to a landlord for your assignment housing accommodation.  If the housing accommodation amount exceeds your converted monthly expatriate assignment allowance amount, you will be responsible for reimbursing Quaker for the difference.  Any remaining portion above the housing accommodation amount will be made as a monthly payment through the regular Quaker Netherlands’ pay process.  Any payments made through payroll will be subject to all normal withholdings.

Exchange Rate Equalization:

An exchange rate equalization calculation will be completed each January for the term of this assignment for the prior assignment year, and will be based on the rate of exchange on the pay dates of your regular monthly base pay versus the exchange rate on the date of Closing.  Depending on the calculation, you may be eligible for an annual exchange rate equalization payment.

Tax Equalization:

A tax equalization calculation will be completed for each calendar year while on assignment.  Depending on the calculation, you may be eligible for a tax equalization payment.

Other than listed above, there will be no additional changes to, all other terms and conditions of the Employment Agreement and any prior amendments thereto, as well as all company rules and practices, shall remain unchanged and in full force and effect.

This Agreement may be executed in one or more counterparts, all of which will be considered one and the same Agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered (including by facsimile transmission) to the other parties hereto, it being understood that all parties need not sign the same counterpart.

We kindly request your acceptance of these terms by signing below and returning to the Vice President Human Resources in the Corporate Human Resources Department.

SIGNATURE:

I hereby accept the offer as stated in the terms described above.

____ _/s/ Adrian Steeples_        _____             Quaker Chemical Limited

                Adrian Steeples

Date: ____October 13, 2017________            By: ____/s/ Wilbert Platzer _________

                                                                        Date: ______October 13, 2017_  ____

Quaker Chemical B.V.

By: ___/s/ Mary Dean Hall__________            Acknowledged and approved

Date: ____October 16, 2017___  ____            Quaker Chemical Corporation

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                                                                        By: ____/s/ Robert T. Traub_________

                                                                        Date: ______October 13, 2017_  ____